Exhibit 10.1

LISTING NOTE AGREEMENT

This Listing Note Agreement (the “Listing Note”) is hereby entered into on August 18, 2020, effective as of the Listing (the “Effective Date”), by and between New York City Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”) and New York City Special Limited Partnership, LLC, a Delaware limited liability company (the “SLP”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to the applicable term in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 18, 2020 (the “OP Agreement”).

WHEREAS, the SLP is a special limited partner of the Partnership, which is governed by the OP Agreement;

WHEREAS, New York City REIT, Inc., a Maryland corporation (the “Company”), is the general partner of the Partnership; and

WHEREAS, pursuant to Section 5.1(c) of the Agreement of Limited Partnership of the Partnership, dated as of April 24, 2014 (the “Prior OP Agreement”), the Company, as General Partner of the OP, was required to cause the Partnership to make certain distributions to the SLP with respect to its Special Limited Partner Interest upon a Listing.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Recitals.

The recitals to this Listing Note are incorporated by reference herein and made a part hereof.

2.	Redemption.

The Partnership hereby agrees to distribute to the SLP, with respect to its Special Limited Partner Interest, an aggregate amount equal to (a) 15% of an amount equal to the difference (to the extent the result is a positive number) of (i) the sum of (A) the Market Value plus (B) the sum of all distributions or dividends (from any source) paid by the Company to its stockholders prior to the Effective Date, exceeds (ii) the sum of (X) the total Gross Proceeds in any Offering plus (Y) the total amount of cash that, if distributed to the stockholders who purchased shares of Common Stock prior to the Effective Date in any Offering, would have provided such stockholders a Priority Return on the total Gross Proceeds raised in all such Offerings through the Effective Date (the amount described in clause (a), the “Listing Amount”) minus (b) any distributions received by the SLP pursuant to Section 5.02(b) of the Prior OP Agreement or Section 3 hereof. The parties hereto understand that the Listing Amount is not determinable until Market Value is determined. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Internal Revenue Code, as amended (the “Code”), this Listing Note shall be disregarded for applicable income tax purposes and the SLP shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under this Listing Note. Without limiting the foregoing, there shall be no other obligations to pay or accrue any other amounts (including interest) with respect to the Listing Note, other than the Listing Amount; provided, that any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

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3.	Distributions in Respect of the Listing Amount.

Upon closing any Asset Sale that is not a Liquidity Event, after the date of this Listing Note but before the Market Value is determined, the Partnership shall make the distributions required by Section 5.02(b) of the OP Agreement, in accordance therewith.

4.	Conversion and Exchange of Special Limited Partner Interest.

(a)	Conversion. In accordance with Section 8.05 of the OP Agreement, on and after such time as the Listing Amount is determined, the SLP shall have the right, but not the obligation, to contribute the entire Special Limited Partner Interest to the Partnership in exchange for Class A Units in a transaction intended to qualify as a contribution of property pursuant to Section 721 of the Code. The SLP shall provide written notice to the General Partner of its intention to contribute the Special Limited Partner Interest at least ten (10) days prior to the date on which the contribution is to occur. The maximum number of Class A Units issuable upon a contribution of the entire Special Limited Partner Interest shall be equal to the quotient of (i) the difference of (A) the Listing Amount minus (B) the amount of any distributions made by the Partnership to the SLP with respect to the Listing Note prior to the date of the contribution divided by (ii) the product of (X) the Value of one share of Class A Common Stock on the date of the contribution multiplied by (Y) the Conversion Factor. Only a whole number of Class A Units, rounding down to the nearest whole number, will be issuable upon a contribution of the entire Special Limited Partner Interest. The SLP covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens at the time of contribution. The contribution of the entire Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of contribution, as of which time the SLP shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such contribution.

(b)	Exchange. Class A Units issuable upon a contribution of the Special Limited Partner Interest in Section 4(a) above shall be redeemable for cash or, at the option of the Partnership, for shares of Class A Common Stock of the Company pursuant to Section 8.04 of the OP Agreement.

(c)	OP Agreement. Except as otherwise set forth herein, this Listing Note, and the SLP’s rights in respect thereof shall be governed by, and subject to, the terms and conditions of the OP Agreement.

5.	Lost or Mutilated Note. If this Listing Note shall be mutilated, lost, stolen or destroyed, the Partnership shall execute and deliver, in exchange and substitution for and upon cancellation of this Listing Note (if mutilated), or in lieu of or in substitution for this Listing Note (if lost, stolen or destroyed), a new listing note but only upon receipt of evidence of such loss, theft or destruction of the Listing Note.

6.	Cancellation. This Listing Note shall be of no further force or effect immediately and the SLP shall surrender this Listing Note to the Partnership for cancellation upon: (i) the SLP receiving a distribution of Net Sales Proceeds that when combined with all prior distributions, if any, of Net Sales Proceeds with respect to the Listing Note equals the Listing Amount and results in the complete redemption of the Special Limited Partnership Interest; (ii) the SLP converting the Special Limited Partner Interest into Class A Units in accordance with Section 4(a) above; or (iii) the satisfaction of the Partnership’s obligations to the SLP hereunder in connection with a Merger in which the consideration consists of cash, an Asset Sale that is a Liquidity Event, or otherwise.

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7.	Costs of Enforcement. In the event of the breach by the Partnership or the Company of any provision of this Listing Note or the occurrence of an Event of Default (as defined below), the SLP shall, be entitled to proceed to protect and enforce its rights hereunder by appropriate judicial proceedings and the SLP shall be entitled to exercise all other rights and remedies available at law or in equity. The Partnership and the Company shall be obligated, jointly and severally, to reimburse the SLP for all reasonable costs and expenses incurred in connection with the protection and enforcement of its rights hereunder and collection of all amounts owing hereunder plus reasonable attorneys’ fees and expenses.

8.	Events of Default. For purposes of this Listing Note, an “Event of Default” will be deemed to have occurred if:

(a)	the Partnership fails to pay any distributions in respect of the Listing Note or take any other actions in respect thereof, all as set forth herein or in the OP Agreement;

(b)	a Change of Control occurs with respect to the Partnership; or

(c)	an Event of Bankruptcy occurs with respect to the Partnership.

9.	Remedies Upon an Event of Default. The Partnership shall, within five (5) Business Days after becoming aware thereof, notify the SLP of the occurrence of any Event of Default. If an Event of Default shall occur and be continuing, the SLP shall be entitled to declare all amounts under this Listing Note due and payable.

10.	Definitions.

(a)	“Asset Sale” means any transaction or series of transactions whereby: (i) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any real estate asset, real estate related loan or other investment or portion thereof, including any event with respect to any real estate asset that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all the direct or indirect interest of the Partnership in any joint venture in which it is a co-venturer, member or partner; (iii) any joint venture directly or indirectly (except as described in other subsections of this definition) in which the Partnership as a co-venturer, member or partner sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any real estate asset or portion thereof, including any event with respect to any real estate asset which gives rise to insurance claims or condemnation awards; (iv) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any real estate related loan or portion thereof (including with respect to any real estate related loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards in connection therewith; or (v) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any other investment asset not previously described in this definition or any portion thereof.

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(b)	“Change of Control” shall have the meaning ascribed to such term in the OP Agreement, provided that it shall not include a Merger in which the consideration consists of cash or an Asset Sale that is a Liquidity Event.

(c)	“Class A Common Stock” means the class of common stock of the Company, $0.01 par value per share, designated as Class A Common Stock.

(d)	“Class B Common Stock” means the class of common stock of the Company, $0.01 par value per share, designated as Class B Common Stock.

(e)	“Common Stock” means (i) prior to August 5, 2020 at 5:04 p.m. eastern time, the common stock of the Company, $0.01 par value per share and (ii) at or after August 5, 2020 at 5:04 p.m. eastern time, collectively the Class A Common Stock and Class B Common Stock.

(f)	“General Partner” means the Company.

(g)	“Gross Proceeds” means the aggregate purchase price of all shares of Common Stock sold for the account of the Company through an Offering prior to the Effective Date, without deduction for Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any share of Common Stock for which reduced selling commissions were paid to (i) Realty Capital Securities, LLC or any successor dealer manager or (ii) any other broker-dealer (where net proceeds to the Company were not reduced) shall be deemed to be the full amount of the offering price per share of Common Stock pursuant to the applicable registration statement for such Offering without reduction.

(h)	“Liquidity Event” means: (i) an Asset Sale involving all or substantially all of the Assets owned directly or indirectly by the Company and distribution of the Net Sales Proceeds to the holders of Common Stock; (ii) a Listing; or (iii) a Merger.

(i)	“Listing” means the commencement of trading of the shares of Class A Common Stock on The New York Stock Exchange, which occurred on the Effective Date.

(j)	“Market Value” means (i) in the case of a Listing, the average closing price of the shares of Class A Common Stock over the Measurement Period multiplied by the aggregate number of shares of Common Stock issued and outstanding on the day trading first commences or commenced upon a Listing; (ii) in the case of a Merger, the aggregate of the per share value accorded to the shares of each class of Common Stock issued and outstanding in the applicable transaction documents governing the Merger multiplied by the number of shares of the applicable class of Common Stock issued and outstanding immediately prior to the effective time of the Merger; and (iii) in the case of an Asset Sale that is a Liquidity Event, the Net Sales Proceeds distributable to the holders of shares of Common Stock. Notwithstanding clause (i) above, if a definitive agreement relating to a Merger or an Asset Sale that is a Liquidity Event shall be entered into after the shares of Class A Common Stock become Listed, but before the Measurement Period shall be completed, then Market Value shall be determined in accordance with clause (ii) above in the case of a Merger or in accordance with clause (iii) above in the case of an Asset Sale that is a Liquidity Event.

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(k)	“Measurement Period” means the period of thirty (30) consecutive trading days during which the shares of Class A Common Stock are eligible for trading beginning on the hundred and eightieth (180th) day after the date on which all shares of Class B Common Stock have converted into shares of Class A Common Stock and commenced trading on a national securities exchange.

(l)	“Merger” means the consummation of any merger, reorganization, business combination, share exchange or acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the shares of Common Stock in one or more related transactions, or another similar transaction involving the Company, pursuant to which the holders of shares of Common Stock receive, as full or partial consideration for their shares of Common Stock, cash or the securities of another issuer that are listed and trading on a national securities exchange prior to, or that become listed on a national securities exchange concurrent with consummation of the Merger, as applicable.

(m)	“Net Sales Proceeds” means the aggregate proceeds paid in cash received by the Company or the Partnership in connection with an Asset Sale, net of (i) direct costs (including legal and accounting fees, disposition fees, sales commissions and underwriting discounts and all title and recording expenses), (ii) all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence thereof, (iii) all payments made by the Company or the Partnership on any indebtedness that is secured by the assets subject to such Asset Sale in accordance with the terms of any lien upon or with respect to such assets or that must, by the terms of such lien or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to the purchaser undertaken by the Company or the Company or the Partnership in connection with the Asset Sale. Upon release from reserve or escrow or payment of any amounts referred to in clause (iv) above that are released or paid to the Company or the Partnership or any reduction in the amount of taxes required to be accrued pursuant to clause (ii) above resulting in a payment to the Partnership, such amounts shall then be deemed to be “Net Sales Proceeds.”

(n)	“Offering” means any public offering of shares of Common Stock pursuant to the Company’s Registration Statement on Form S-11 (File No. 33-194135).

(o)	“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing shares of Common Stock to the public, whether incurred before, on or after the date of the Company’s advisory agreement which its advisor, which may include total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under U.S. federal and state laws, including taxes and fees, including accountants’ and attorneys’ fees.

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(p)	“Priority Return” means a 6% cumulative, non-compounded, pre-tax annual return (based on a 365-day year).

11.	Miscellaneous.

(a)	Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Listing Note shall be in writing and shall be deemed to have been duly given only if delivered (i) personally against written receipt, (ii) by facsimile transmission against facsimile confirmation, (iii) mailed by prepaid first class certified mail, return receipt requested, or (iv) mailed by prepaid overnight courier to the addresses set forth on the signature pages hereof. All such notices, requests, demands, waivers and other communications shall be deemed to have been given, (x) in the case of clauses (i) and (ii) above, on the date of such delivery and (y) in the case of clauses (iii) and (iv) above, when received.

(b)	Amendments; Waivers.

(i)	This Listing Note may be altered, amended or waived only by prior written agreement signed by the party or parties against whom enforcement of any alteration, amendment or waiver is sought.

(ii)	No failure or delay by either party in exercising any right, power or privilege under this Listing Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Listing Note shall be deemed to constitute a waiver by the party taking such action of compliance with any agreements contained in this Listing Note. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(c)	Successors and Assigns. Neither party may assign or transfer this Listing Note or any of its obligations or benefits under this Listing Note (other than by operation of law) in any manner whatsoever without the prior written consent of the other party. The provisions hereof shall be binding upon the legal representatives, successors and permitted assigns of the Partnership and the Company, and shall inure to the benefit of the SLP and its successors by operation of law.

(d)	Governing Law. This Listing Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof that would require the application of any other law.

(e)	Entire Agreement. This Listing Note and the other agreements and instruments referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements (including the Prior OP Agreement), representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

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(f)	Severability. Any provision of this Listing Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Listing Note or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable law. To the extent any provision of this Listing Note is determined to be prohibited or unenforceable in any jurisdiction, the Partnership and the SLP agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Listing Note as of the day and year first above written.

NEW YORK CITY OPERATING PARNERSHIP, L.P.:
NEW YORK CITY REIT, INC., its general partner

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer

Address for Notices:

New York City Operating Partnership, L.P. 650 Fifth Avenue, 30th Floor New York, New York 10019 Facsimile No.: (212) 415-6500 Attention: Edward M. Weil, Jr.

SPECIAL LIMITED PARTNER:
NEW YORK CITY SPECIAL LIMITED PARTNERSHIP, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

Address for Notices:

New York City Special Limited Partnership, LLC 650 Fifth Avenue, 30th Floor New York, New York 10019 Facsimile No.: (212) 415-6500 Attention: Edward M. Weil, Jr.

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